EXHIBIT 16.2

January 3, 2017

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

RE: Service Team, Inc.

We agree with the Company’s statements regarding our discovery and immediate reporting of what we believe to be errors in previously issued financial statements. We recommended that management immediately file an 8k warning investors to no longer rely on previously issued financial statements for the periods addressed in this form 8k. We are in agreement with management’s intentions regarding the restatements discussed in this Form 8-K.

/S/ M&K CPAS, PLLC

www.mkacpas.com

Houston, Texas